Filed Pursuant to Rule 424(b)(3)

Registration No. 333-230678

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED MAY 1, 2019

This Prospectus Supplement No. 1 supplements and amends the prospectus dated May 1, 2019 (the “Prospectus”), covering the offering, issuance and sale of up to a maximum aggregate offering price of $50,000,000 (the “Maximum Offering Price”) of our common stock that may be issued and sold under a sales agreement with Cowen and Company, LLC (the “ATM Facility”).

Effective as of December 1, 2020, we have reduced the Maximum Offering Price to $9,500,000. As of the date of this prospectus supplement, no shares have been sold under the ATM Facility.

You should read this prospectus supplement, together with additional information described under the headings “Incorporation by Reference” and “Where You Can Find More Information” in the Prospectus carefully before you invest in our securities.

Investing in our securities involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page S-2 of the Prospectus.

The date of this prospectus supplement is December 1, 2020.